Exhibit 5.1

October 14, 2026

Innovative industrial properties, inc.

11440 West Bernardo Court, Suite 220

San Diego, California 92127

Re:	Registration Statement on Form S-3 (File No. 333-285148)

Ladies and Gentlemen:

We are acting as counsel to Innovative Industrial Properties, Inc., a Maryland corporation (the “Company”), in connection with the registration, sale and issuance by the Company of up to 2,300,000 shares (the “Shares”) of 9.25% Series B Cumulative Redeemable Preferred Stock of the Company (the “Series B Preferred Stock”), $0.001 par value per share (including up to 300,000 Shares issuable pursuant to an over-allotment option), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be issued in an underwritten public offering (the “Offering”) pursuant to an Underwriting Agreement, dated October 8, 2026 (the “Underwriting Agreement”), by and among the Company, IIP Operating Partnership, LP, a Delaware limited partnership and Stifel, Nicolaus & Company, Incorporated, as representative of the several Underwriters named on Schedule I thereto (collectively, the “Underwriters”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.	The Registration Statement and the related form of prospectus included therein in the form in which it was transmitted to the Commission under the Securities Act;

2.	The Prospectus Supplement, dated October 8, 2026, in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”);

3.	The Second Articles of Amendment and Restatement of the Company (the “Charter”), including, without limitation, the Articles Supplementary relating to the Series B Preferred Stock (the “Articles Supplementary”) certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

Innovative industrial properties, inc.

October 14, 2026

4.	The Third Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.	Resolutions adopted by the Board of Directors of the Company and a duly authorized committee thereof relating to, among other matters, the authorization of the registration, sale and issuance of the Shares, certified as of the date hereof by an officer of the Company (collectively, the “Resolutions”);

6.	A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.	The Underwriting Agreement;

8.	A certificate executed by an officer of the Company, dated as of the date hereof; and

9.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.	Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so, and each of the parties executing any of the Documents has duly and validly done so.

2.	Each individual executing any of the Documents on behalf of a party is duly authorized to do so.

3.	Each of the parties executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.	All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to any of the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

Innovative industrial properties, inc.

October 14, 2026

5.	The Shares will not be issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of stock of the Company contained in Section 5.7 of the Charter or Section 9 of the Articles Supplementary.

6.	The Company will issue the Shares in accordance with the Resolutions.

7.	Upon the issuance of any shares (the “Conversion Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable upon conversion of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

8.	The Company is formed and in good standing under the laws of the State of Maryland and has a legal corporate existence.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.	The issuance of the Shares has been duly authorized and, when issued and delivered by the Company in accordance with the Resolutions, the Registration Statement, the Prospectus Supplement and the Underwriting Agreement, against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and non-assessable.

2.	The issuance of the Conversion Shares has been duly authorized and, when issued and delivered by the Company upon conversion of the Shares in accordance with the Registration Statement, the Resolutions and the Charter, the Conversion Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited solely to the Maryland General Corporation Law, as amended, and we do not express any opinion herein concerning any other laws, statutes, ordinances, rules, or regulations. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Innovative industrial properties, inc.

October 14, 2026

This opinion is issued as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and to the foregoing incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,
/s/ Foley & Lardner LLP
Foley & Lardner LLP